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                                                                    EXHIBIT 99.5

CAPSTAR COMMUNICATIONS, INC. SETS PRICE ON OFFER TO PURCHASE
OUTSTANDING 10 3/4% SENIOR SUBORDINATED NOTES

         AUSTIN AND DALLAS, TEXAS, NOVEMBER 5, 1999 -- Capstar Communications, Inc. ("Capstar Communications"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM"), announced today that it has determined the price on its previously announced tender offer relating to its 10 3/4% Senior Subordinated Notes due 2006 (the "Notes"). The tender offer is being made concurrently with a solicitation of consents to proposed amendments to eliminate certain restrictive covenants and to amend certain other provisions of the indenture pursuant to which the Notes were issued.

         The offer price (the "Offer Consideration") to be paid for each $1,000 in principal amount of the Notes validly tendered and not withdrawn pursuant to the tender offer is $1,167.82. The Offer Consideration includes a cash payment of $30.00 per $1,000 in principal amount of Notes as to which a valid consent has been delivered, and which has not been revoked prior to the Expiration Date, and accrued and unpaid interest up to, but not including, the Expiration Date of $51.66.

         The Expiration Date of the tender offer has been extended from 5:00 p.m., New York City time, to 12:00 midnight, New York City time, on Tuesday, November 9, 1999, unless further extended (the "Expiration Date"). Holders of Notes who validly tender (and do not withdraw) their Notes at or prior to the Expiration Date will receive the Offer Consideration if the tender offer is completed. Holders who tender their Notes are obligated to consent to the proposed amendments to the Indenture and may not deliver consents without tendering Notes. Capstar Communications reserves the right for any reason to terminate the tender offer and solicitation at any time prior to 12:00 midnight, New York City time, on the Expiration Date.

         Consummation of the tender offer and consent solicitation, and payment of the Offer Consideration, are subject to the satisfaction or waiver by Capstar Communications of various conditions, including the receipt by Capstar Communications of validly tendered (and not withdrawn) Notes and consents with respect thereto in an aggregate amount equal to at least a majority in aggregate principal amount of the outstanding Notes.

         Deutsche Bank Securities Inc. is the Dealer Manager (the "Dealer Manager") and MacKenzie Partners, Inc. is the Information Agent (the "Information Agent") for the tender offer and consent solicitation. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. Questions and requests for additional information concerning the terms of the tender offer and consent solicitation, tendering Notes and the delivery of consents and conditions to the tender offer and consent solicitation may be directed to the Dealer Manager by calling (212) 250-3231 or the Information Agent by calling (800) 322-2885. Additional copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained by calling the Information Agent.

         Capstar Communications is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with over 440 stations in 100 markets reaches a weekly listener base of approximately 64 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Katz Media is the only full-service media representation firm


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in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

         AMFM has entered into a merger agreement with Clear Channel Communications, Inc. pursuant to which AMFM's stockholders will receive 0.94 shares of Clear Channel common stock for each share of AMFM common stock held on the record date of the transaction and AMFM will become a wholly owned subsidiary of Clear Channel. The merger with Clear Channel is not expected to be consummated until the second half of 2000, and will have no impact on the tender offer and solicitation.

         This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks are described in Capstar Communications reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the broadcasting industry generally and, accordingly, Capstar Communications' actual performance and results may vary from those stated herein and Capstar Communications undertakes no obligation to update the information contained herein.

         This announcement supersedes all previous announcements with respect to the tender offer and consent solicitation for the Notes.


For more information contact:

         Kevin Mischnick
         AMFM Inc.
         Telephone No.     (512) 340-7800